                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                           (Amendment No. _________)(1)




                             GENOMIC SOLUTIONS INC.
                             ----------------------
                                (Name of Issuer)



                CALLABLE COMMON STOCK, PAR VALUE $0.001 PER SHARE
                -------------------------------------------------
                         (Title of Class of Securities)



                                    37243R109
                                 ---------------
                                 (CUSIP Number)



                                December 31, 2000
                             -----------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)

------------------

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------------                      -----------------------------
CUSIP NO. 37243R109                                    PAGE  2  OF  5  PAGES
--------------------------------------------------------------------------------

1. NAMES OF REPORT PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PerkinElmer, Inc.
     04-2052042
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

      NUMBER OF               1,269,841
        SHARES           -------------------------------------------------------
     BENEFICIALLY        6.   SHARED VOTING POWER
       OWNED BY
         EACH                 0
      REPORTING          -------------------------------------------------------
     PERSON WITH         7.   SOLE DISPOSITIVE POWER

                              1,269,841
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEIFICIALLY OWNED BY EACH REPORTING PERSON

     1,269,841
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.08%
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING*

     CO
--------------------------------------------------------------------------------

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CUSIP NO. 37243R109                                    PAGE  3  OF  5  PAGES



ITEM 1(a).  NAME OF ISSUER:

            Genomic Solutions Inc.
            -------------------------------------------------------------------

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            4355 Varsity Drive, Suite E, Ann Arbor, Michigan 48108
            -------------------------------------------------------------------

ITEM 2(a).  NAME OF PERSON FILING:

            PerkinElmer, Inc.
            -------------------------------------------------------------------

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            45 William Street, Wellesley, Massachusetts 02481
            -------------------------------------------------------------------

ITEM 2(c).  CITIZENSHIP OF PLACE OF ORGANIZATION:

            Massachusetts
            -------------------------------------------------------------------

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Callable Common Stock
            -------------------------------------------------------------------

ITEM 2(e).  CUSIP NUMBER:

            37243R109
            -------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable
            -------------------------------------------------------------------

ITEM 4.     OWNERSHIP.

    (a)     Amount Beneficially Owned:

            1,269,841
            -------------------------------------------------------------------

    (b)     Percent of Class:

            5.08%
            -------------------------------------------------------------------

    (c)     Number of shares as to which such person has:

    (i)     Sole power to vote or direct the vote           1,269,841
                                                  -----------------------------

    (ii)    Shared power to vote or direct the vote     0
                                                    ---------------------------

    (iii)   Sole power to dispose or to direct the disposition of   1,269,841
                                                                  -------------
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CUSIP NO. 37243R109                                    PAGE  4  OF  5  PAGES



    (iv)    Shared power to dispose or to direct the disposition of     0
                                                                   ------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATIONS.

            Not Applicable.


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CUSIP NO. 37243R109                                    PAGE  5  OF  5  PAGES



                                    SIGNATURE

     After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 13, 2001
                                          -------------------------------------
                                          (Date)


                                          PERKINELMER, INC.


                                          By: /s/ John L. Healy
                                             ---------------------------------
                                             Name: John L. Healy
                                             Title: Associate General Counsel
                                                    and Assistant Clerk